                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.                          CONTACT
21 Scarsdale Road                                    Stephen R. Brown
Yonkers, NY 10707                                    Sr. EVP, CFO & Treasurer
                                                     (914) 771-3212

                           HUDSON VALLEY HOLDING CORP.
            REPORTS 28TH CONSECUTIVE YEAR OF RECORD EARNINGS FOR 2004

      YONKERS, NY, January 31, 2005 ...James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announces record earnings for the year 2004. Earnings for the year were $27.5 million, compared to $24.2 million for the year 2003, a 14% increase. Diluted earnings per share were $3.69 compared to $3.29 for the prior year. Return on average equity was 18.5%. As of December 31, 2004, assets totaled $1.8 billion, deposits totaled $1.2 billion, and net loans totaled $862 million. The Bank's core deposits (which exclude CDs) increased 10% and net loans increased 22% during 2004.

Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, an independently owned local Bank, serving the metropolitan area with 19 branches located in the Bronx, Manhattan and Westchester and a loan production office in Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                       ##